February 22, 2012

Citadel Exploration, LLC
420 Bryant Circle, Suite D
Ojai, Ca 93023

Re: Letter Agreement Sale of Partial Interest in Vintage Lease, Project Indian, San Benito County, California

Gentlemen,

This letter shall, when accepted by you as provided below, constitute the agreement between Citadel Exploration, LLC ("Citadel") and Sojitz Energy Venture, Inc. ("Sojitz") relating to Sojitz' acquisition from Citadel of an undivided forty percent (40%) interest ("Assigned Interest") in and to that certain Oil, Gas and Mineral Lease dated February 1, 2012 from Vintage Production California, LLC, as Lessor, to Citadel, as Lessee, a memorandum of which is recorded as Document Number , San Benito County, California covering approximately 688.71 acres of land situated in San Benito County, California ("Lease"), a copy of which Lease is attached as Exhibit "A" hereto and made a part hereof. Citadel and Sojitz are sometimes referred to herein collectively as the "Parties" and each individually as a "Party".

As consideration for the Assigned Interest and subject to the other terms and provisions of this Letter Agreement, Sojitz agrees to pay to CITADEL the sum of Three Hundred Fifty Thousand Dollars (US$350,000), herein the "Agreed Cash Consideration". Sojitz shall, concurrent with CITADEL's execution and delivery of a Partial Assignment of the Lease in the form attached as Exhibit "B" hereto and made a part hereof, pay to CITADEL the Agreed Cash Consideration.

The Parties acknowledge and agree that the Partial Assignment is subject to the prior written consent of the Lessor under the Lease, and that it shall be the responsibility of CITADEL to request and obtain such consent prior to its execution and delivery of the Partial Assignment, and that in the event such consent is not so obtained Sojitz shall be under no obligation to accept the Partial Assignment or pay the Agreed Cash Consideration.

Concurrent with the delivery of the Partial Assignment and the payment of the Agreed Cash Consideration, the Parties shall enter into a Joint Operating Agreement substantially in the form attached as Exhibit "C" hereto and made a part hereof ("JOA"). The Contract Area provided for in the JOA shall cover and include the lands covered by the Lease as well as the Area of Mutual Interest or "AMI" that the parties have agreed to and as provided for herein. Should any conflict, ambiguity or inconsistency arise between the terms or provisions of this Letter Agreement and the terms or provisions of the JOA, the terms and provisions of this Letter Agreement shall control. To the extent that Sojitz

directly acquires any additional oil and gas leases covering lands within the Contract Area during the term of this Letter Agreement or elects to acquire its proportionate share of any additional oil and gas leases pursuant to the AMI provisions provided for herein, the TRP Partnership shall be entitled to the same overriding royalty interest as is provided for herein with respect to the Lease.

Promptly upon filing the Partial Assignment for record Sojitz shall execute and deliver to the TRP Partnership, or its nominee, an Assignment of Overriding Royalty Interest conveying TRP Partnership a one percent (1.0%) overriding royalty interest in and to all oil, gas and associated hydrocarbons that may be produced pursuant to and under the Lease from the lands covered by the Lease, proportionately reduced to Sojitz' undivided forty percent (40%) interest in and to such Lease, in the form attached hereto as Exhibit "D". Such assignment shall contain a special warranty of title by, through and under Sojitz only. In like manner, Citadel shall execute and deliver to the TRP Partnership, or its nominee, an Assignment of Overriding Royalty Interest conveying to TRP Partnership a one percent (1.0%) overriding royalty interest in and to all oil, gas and associated hydrocarbons that may be produced pursuant to and under the Lease from the lands covered by the Lease, proportionately reduced to Citadel's undivided sixty percent (60%) interest in and to such Lease, in the form attached hereto as Exhibit "D". Such assignment shall contain a special warranty of title by, through and under Citadel only.

CITADEL represents and warrants that (i) it has timely paid or made arrangements with the Lessor under the Lease to defer all delay rentals and any other payments that may have become due under the terms of the Lease in order to maintain the Lease in full force and effect, (ii) CITADEL holds record title to 100% of the leasehold interest in and to the Lease free and clear of all liens, claims or encumbrances created or suffered by, through or under CITADEL, and (iii) to CITADEL's knowledge, there exist no overriding royalty interests, production payments, or other burdens on the Lease other than the royalty interests provided therein. As a further condition to Sojitz being obligated to accept the Partial Assignment and pay the Agreed Cash Consideration, CITADEL shall provide to Sojitz at or prior to the time of closing evidence reasonably satisfactory to Sojitz that all delay rentals and any other payments that may have become due under the terms of the Lease in order the maintain the Lease in full force and effect have been paid or otherwise accounted for by written agreement of the Lessor under the Lease.

It is agreed that the AMI Area as described on Exhibit E (being the same as the Contract Area of the JOA) shall constitute an Area of Mutual Interest, herein sometimes referred to as the "AMI", between the Parties hereto, which shall remain in force and effect for a term of five (5) years from the Effective Date hereof. In the event any of the Parties hereto, hereinafter sometimes referred to as the "Acquiring Party," acquires, either directly or indirectly, a leasehold interest, working interest, mineral interest, royalty interest, overriding royalty interest or other interest in minerals, or the contractual right to earn or

acquire a leasehold, working, mineral, royalty, overriding royalty or other interest in minerals, with regard to lands within the AMI, said Acquiring Party shall give written notice of the acquisition to the other Party or Parties hereto within thirty (30) days after the acquisition of said interests or rights. For the purposes of this AMI provision, an interest in or right to use or acquire water for the purposes of conducting drilling or other operations in a well shall be considered an interest in the minerals subject to the further terms and provisions hereof. Said notice shall include copies of all instruments of conveyance, paid drafts or checks, itemized invoices of the actual costs incurred, and other available data concerning said acquisition. The non-acquiring Party or Parties shall have the option to participate in said acquisition, to the extent of its ownership interest in the Contract Area. Said option must be exercised, if at all, within thirty (30) days after the actual receipt of the written notice of acquisition. In the event a non-acquiring Party elects to exercise its option to participate in said acquisition, said non-acquiring Party shall give written notice thereof to the Acquiring Party within the period of time specified hereinabove. Each non-acquiring Party exercising its option to participate in said acquisition shall bear and assume its proportionate share of the costs allocated to that part of the acquisition which covers lands within the AMI, together with all obligations, covenants, conditions, requirements and terms associated with said acquisition, based upon the respective percentages of participation set forth herein. The failure of any non-acquiring Party to give written notice of its election to participate within the applicable period of time specified herein shall be deemed to be an election not to participate in said acquisition.

In the event that both Parties mutually agree that a Party hereto may elect to participate in any acquisition for more or less than its proportionate share as set forth herein, each participating Party's proportionate share of the acquisition shall be based on the ratio in which the interest of said participating Party relates to the interest of all Parties participating in said acquisition. All acquisition costs, obligations, conditions, covenants, requirements and terms shall be assumed and borne by the acquiring Parties in accordance with their respective proportionate shares. Any acquisition in which a Party elects to participate for more or less than the proportionate share as set forth hereinshall be governed by, and the participating Parties shall enter into, a Letter Agreement and a JOA covering said acquisition, which shall be identical to this Letter Agreement and the JOA, respectively, in all respects with the exception of the interests of the participating Parties as provided herein and as set forth on Exhibit "A" of the JOA, which shall be modified to reflect the interests of the participating Parties in the acquisition as set forth in this paragraph.

Each non-acquiring Party electing to participate in such acquisition shall pay its proportionate share of the acquisition costs to the Acquiring Party, as determined hereinabove, within thirty (30) days after receipt of an invoice for said costs. Upon receipt of said payment, the Acquiring Party shall deliver an assignment of the appropriate percentage of said acquisition to such participating Party.. The failure of any Party to tender its share of acquisition costs within said thirty (30) days shall result in an automatic

forfeiture of said Party's rights to said acquisition and assignment, and it shall be deemed to be an election by said Party not to participate in said acquisition.

Notwithstanding anything herein to the contrary, the foregoing provisions regarding AMI acquisitions shall not apply to any acquisitions which result from acts of merger, consolidation, reorganization with, by or between a parent company, subsidiary or affiliated partnership or corporation, or the acquisition by one Party hereto of all or a portion of the interest of another Party hereto.

If any such acquisition covers contiguous lands located both inside and outside of the AMI Area, the Acquiring Party shall offer to the non-acquiring Party all of that interest pertaining to such contiguous lands located partially inside and partially outside of the AMI, except to the extent that the offering of such outside acreage conflicts with other AMI's in which the Acquiring Party has an interest. If the non-acquiring Party elects to participate in the acquisition of such interests located outside of the AMI, the description of the AMI Area shall be deemed to be amended to extend to and cover the entirety of such contiguous lands. In such event, the acquisition costs attributable to such contiguous lands shall also be borne and paid by the non-acquiring Party in the same manner provided above with respect to lands located within the AMI, and upon receipt of payment therefor, such contiguous acreage shall be assigned by the Acquiring Party to the non-acquiring Party in the same manner as provided above.

This Letter Agreement shall be for a term of five (5) years, except as provided below, and all rights, interests, duties and obligations of the Parties provided for in this Letter Agreement that have not accrued as of the end of such term shall, except as otherwise provided herein, terminate five (5) years following the Effective Date of this Letter Agreement. After termination of the five (5) year term of this Letter Agreement, the rights and interests of the Parties in the Contract Area shall remain subject to the JOA and shall be explored, developed and operated in accordance with the JOA. This Letter Agreement (i) may be terminated at any time by mutual agreement of the Parties, or (ii) shall terminate if either Party sells, or both Parties sell, all of their Leases and all right, title and interest in and to any additional leases acquired by the Parties pursuant to the JOA, or (iii) shall terminate if either Party becomes insolvent, bankrupt or is placed in receivership, or (iv) may be terminated by a non-defaulting Party if a Party is in default under the terms of the JOA and such default is not cured within thirty (30) days of delivery of default notice to such defaulting Party. In the event of an early termination by a sale of all of a Party's interests, this Letter Agreement shall terminate automatically and be of no further force or effect, with no notice required, concurrent with the earliest closing of the sale and/or disposition of the Party's or Parties' Leases and other leasehold right, title and interest. This early termination upon the sale or disposition shall not apply to any sale or disposition which results from acts of merger, consolidation, reorganization with, by or between a parent company, subsidiary or affiliated partnership or corporation; upon any sale or disposition solely between the Parties; or upon any sale(s) or disposition(s) by either or both of the Parties of less than all of their respective interests in the Leases and other leasehold right, title and interest.

Notwithstanding the foregoing, the termination of this Letter Agreement shall not, however, (i) relieve either Party from any expense, liability or obligation that has accrued or attached prior to the date of such termination, nor (ii) cause either Party to lose, surrender or forfeit any rights or interests that have accrued or attached as of the time of such termination.

If the above correctly sets forth your understanding of our agreement with respect to the subject matter hereof, please so evidence by signing in the space provided below and returning a fully executed original of this Letter Agreement to me.

Very truly yours,

Alan F. Rimel

Alan F. Rimel
Vice President

Agreed to and accepted
This 22 day of February, 2012

Citadel Exploration, LLC

By: ______________________

Armen Nahabedian
Managing Member